Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-267803), Form S-3 (Nos. 333-276162, 333-276753 and 333-280187) and Form S-8 (No. 333-264136) of 5E Advanced Materials, Inc. of our report dated September 9, 2024, relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
September 9, 2024